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                                                                Exhibit 99.(g)3

                              Green Century Funds

                                 Fee Schedule
                            Effective July 1, 2008

The following basis point fee will apply to each Fund listed on Appendix A hereto, for which The Bank performs Fund Accounting & Custody:

           DOMESTIC CUSTODY, FUND ACCOUNTING & CALCULATION OF N.A.V.

    A. Domestic Custody, Fund Accounting & Calculation of N.A.V.

      . The following basis point fee is based on all domestic assets for which we are custodian and fund accountant. This amount does not include transactions. See Standard Transaction Costs (B). These amounts will be calculated monthly as of the last calendar day of the month.

                                                                  Annual Fee
                                                               ----------------
First $150mm in assets                                         7.0 Basis Points
Assets in excess of $150 mm                                    4.0 Basis Points

There will be a monthly minimum of $3,166.67 per Fund for the Green Century
Funds.

    B. Transaction Costs

          .   DTC
                 Green Century Balanced Fund                       $12
                 Green Century Equity Fund                           9
          .   Fed Book Entry                                        12
          .   Physical Securities                                   35
          .   Options and Futures                                   18
          .   GNMA Securities                                       40
          .   Principal Paydown                                      5
          .   Outgoing Wires                                        10
          .   Incoming Wires                                         8

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                        OUT-OF-POCKET, BALANCE CREDITS

    A. Out-of-Pocket and Other Expenses

      .   These charges consist of:

           .  Pricing & Verification Services

           .  Printing, Delivery & Postage

           .  Telephone

           .  Legal Costs

           .  Proxy Tabulation

           .  Checkbooks

           .  Micro Rental

           .  Forms & Supplies

           .  Support Equipment Rental

           .  3rd Party Review

           .  Ad Hoc Reporting

           .  800 Number Fees

    B. Domestic Balance Credit

      . We allow balance credit against fees (excluding out-of-pocket charges) for domestic fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

* This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

Green Century Funds                      Green Century Capital Management, Inc.

By:  /s/ Kristina Curtis                 By:  /s/ Kristina Curtis
     ----------------------------------       ---------------------------------
Kristina Curtis                          Kristina Curtis
President                                Treasurer

State Street Bank and Trust

By:  /s/ Stephen DeSalvo
     ----------------------------------
Stephen DeSalvo
Senior Vice President

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                                  Appendix A

Green Century Balanced Fund

Green Century Equity Fund